CERTIFICATE OF AMENDMENT

DATED AS OF SEPTEMBER 20, 2005

TO THE

AGREEMENT AND DECLARATION OF TRUST

OF

Advent Claymore Convertible Securities and Income Fund

DATED AS OF FEBRUARY 13, 2003

WHEREAS, the Trustees of Advent Claymore Convertible Securities and Income Fund, a Delaware statutory trust (the “Trust”), have approved the amendment of the Trust’s Agreement and Declaration of Trust, dated as of February 13, 2003 (the “Declaration of Trust”), in accordance with Section 11.3 thereof;

WHEREAS, at the annual meeting of shareholders held on September 20, 2005, the shareholders of the Trust have approved the amendment of the Declaration of Trust, in accordance with Section 11.3 thereof;

WHEREAS, pursuant to such amendment, the maximum number of Trustees of the Trust was increased from seven to nine.

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1.       The Section 2.1 is amended and restated in its entirety to read as follows:

2.1. Number and Qualification. Prior to a public offering of Shares there may be a sole Trustee. Thereafter, the number of Trustees shall be determined by a written instrument signed by a majority of the Trustees then in office, provided that the number of Trustees shall be no less than two or more than nine. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term. An individual nominated as a Trustee shall be at least 21 years of age and not older than 80 years of age at the time of nomination and not under legal disability. Trustees need not own Shares and may succeed themselves in office.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this Certificate of Amendment, to be effective as of September 20, 2005.

/s/ Tracy V. Maitland

Tracy V. Maitland

Trustee

/s/ Derek Medina

Derek Medina

Trustee

/s/ Ronald A. Nyberg

Ronald A. Nyberg

Trustee

/s/ Gerald L. Seizert

Gerald L. Seizert

Trustee

/s/ Michael A. Smart

Michael A. Smart

Trustee